MANAGEMENT AGREEMENT

                MANAGEMENT AGREEMENT (“Agreement”), dated as of December 31, 2004, by and between Cascade Timberlands LLC, a Delaware limited liability company (“Company”), and Olympic Resource Management LLC, a Washington limited liability company (“Manager”).

RECITALS

A.	Crown Pacific Limited Partnership (“CPLP”) will transfer the tree farms (“Tree Farms”) referred to, respectively, as the Olympic Tree Farm (“Olympic Tree Farm”), Hamilton Tree Farm (“Hamilton Tree Farm”) and Oregon Tree Farm (“Oregon Tree Farm”) in Exhibit A, and related assets, to the Company and its wholly owned subsidiaries (“Subsidiaries”) on the effective date of CPLP’s Second Amended Joint Consolidating Chapter 11 Plan, dated as of November 10, 2004 (“Plan” and the date the Plan become effective, the “Effective Date”).

B.	Before the date of this Agreement, the Manager provided certain services relating to the Tree Farms under an Engagement Agreement between the Manager, Debevoise & Plimpton LLP and Moore & Van Allen PLLC dated May 13, 2004, as amended (“Interim Agreement”).

C.	The Company’s Amended and Restated Limited Liability Company Agreement, dated as of the date of this Agreement (“Company LLC Agreement”), contemplates that the Company’s board of directors (“Company Board”) will delegate the Company’s and its Subsidiaries’ day-to-day operations to a manager.

D.	The Company wishes to have the Manager provide, and the Manager wishes to provide, certain management services to the Company and its Subsidiaries from the date of this Agreement, with the Manager acting as the manager contemplated by the Company LLC Agreement.

E.	The Company and the Manager wish to state the terms under which the Manager will provide these services.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.	Services

                1.1           Services. Subject to the terms and conditions in this Agreement, the Company hereby hires the Manager to provide the following services to the Company and its Subsidiaries (“Services”) and the Manager agrees to provide the Services.

                (a)            Annual Budgets. At least two months before the start of each fiscal year (or, in the case of the 2005 fiscal year, within 30 days after the Effective Date), the Manager shall submit to the Company Board, for its approval, an annual budget (set forth on a monthly basis) for each Subsidiary for the forthcoming fiscal year, together with projected quarterly and annual cash flow statements and projected balance sheets for the end of each fiscal quarter of each fiscal year (“Annual Budget”). Each Annual Budget shall be based on the Manager’s recommendations, together with any information supplied by the Company, about target levels of income and expenditures and shall reflect the work to be performed, the income to be received and the expenses to be incurred with respect to the relevant Tree Farm during that fiscal year (including the Manager’s Reimbursable Costs under Section 2.3). The parties shall assist each other in good faith (including providing information) to finalize the Annual Budgets in a timely manner with the intention of obtaining the approval of the Annual Budgets by the Company Board before the start of the fiscal year to which they relate (or, in the case of the 2005 Annual Budgets, within 60 days after the Effective Date). If no Annual Budget is approved for a fiscal year, the Annual Budget for the immediately preceding fiscal year applies.

                (b)            Complying with Annual Budgets. After the Company Board has approved an Annual Budget, the Manager may spend the approved budgeted amounts for each Tree Farm and the Company during the relevant fiscal year in consultation with, and with the concurrence of, the Company’s President (“President”) but without requiring further approval by the Company Board. However, the Company Board may modify the Annual Budget at any time (except for the Management Fees) and, to the extent the Manager has not yet incurred expenses or obligations, the Manager shall comply with such modifications. To facilitate ongoing management of the Tree Farms, the Manager may exceed any approved budgeted line item amount by the lesser of 10% or $25,000 (although the aggregate variances for expenditures may not exceed 5% of the aggregate budgeted expenditures in the Annual Budget). In addition, if an emergency or natural disaster threatens the value or well-being of all or some of any Tree Farms, the Manager shall use commercially reasonable efforts to protect the Tree Farms, and may spend up to $100,000 per Tree Farm in extra-budgetary funds for this purpose in consultation with, and with the concurrence of, the President but without obtaining the prior approval of the Company Board. The Manager shall notify the Company immediately (and in advance, if practicable) of any such emergency or natural disaster, and the amount of and reason for any such expenditure or proposed expenditure. If the Manager believes it needs to spend more than $100,000 in such circumstances, it shall promptly inform the Company and obtain the President’s approval before spending more than $100,000.

                (c)            Financial Books and Records. The Manager shall keep full and accurate accounts of the Company’s and each Subsidiary’s transactions in proper books and records of account which set forth the information required by the Delaware Limited Liability Company Act. These books and records shall be maintained in accordance with US generally accepted accounting principles (“GAAP”). Promptly after entering into this Agreement, the Manager and the Company will consult with each other on developing reporting format templates.

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                (d)           Monthly Reports. Within 10 Business Days after the end of each calendar month, the Manager shall give the Company, in respect of each Subsidiary and in respect of the Company (on a consolidated basis):

(i)	an income statement for that calendar month;

(ii)	an analysis of the variances, if any, in the income statement from the relevant monthly budget in the Annual Budget where the variance (whether favorable or unfavorable) is at least 5% of the budgeted amount for that line item and the budgeted line item was an expenditure of at least $1,000;

(iii)	a trial balance showing assets and liabilities as of the end of that calendar month;

(iv)	a balance sheet showing assets and liabilities as of the end of that calendar month;

(v)	a statement of cash flows during that calendar month;

(vi)	a projection of monthly cash flows for the three calendar months immediately following that calendar month; and

(vii)	such other ordinary course financial reports as the Company Board requires.

The Manager shall prepare these statements and reports in accordance with GAAP and in a form approved by the Company in its reasonable discretion and shall deliver them to the President (and/or the President’s designees) in both electronic and paper forms.

                (e)            Quarterly Reports. Within 20 Business Days after the end of each first, second and third fiscal quarter of each fiscal year, the Manager shall give the Company, in respect of each Subsidiary and, except for Section 1.1(e)(viii), in respect of the Company (on a consolidated basis):

(i)	an income statement for that fiscal quarter;

(ii)	an analysis of the variances, if any, in the income statement from the relevant quarterly budget in the Annual Budget where the variance (whether favorable or unfavorable) is at least 5% of the budgeted amount for that line item and the budgeted line item was an expenditure of at least $3,000;
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(iii)	a statement of cash flows during that fiscal quarter;

(iv)	an analysis of the variances, if any, in the cash flow statement from the relevant quarterly budget in the Annual Budget where the variance (whether favorable or unfavorable) is at least 5% of the budgeted amount for that line item and the budgeted line item was a payment of at least $3,000;

(v)	a trial balance showing assets and liabilities as of the end of that fiscal quarter;

(vi)	a balance sheet showing assets and liabilities as of the end of that fiscal quarter;

(vii)	an analysis of the variances, if any, in the balance sheet from the relevant quarterly budget in the Annual Budget where the variance (whether favorable or unfavorable) is at least 5% of the budgeted amount for that line item and the budgeted line item was at least $100,000;

(viii)	at the Company’s request, a revised Annual Budget for any or all of the Subsidiaries (“Forward Looking Budgets”) for the remaining fiscal quarters of the fiscal year based on actual revenues and expenditures for the fiscal year to date and revised forecasts of revenues and expenditures for the balance of the fiscal year (and, once approved by the Company Board, any Forward Looking Budgets shall replace the corresponding original Annual Budgets for the balance of the fiscal year); and

(ix)	such other ordinary course financial reports as the Company Board requires.

The Manager shall prepare these statements, reports and Forward Looking Budgets in accordance with GAAP and in a form approved by the Company in its reasonable discretion and shall deliver them to the President (and/or the President’s designees) in both electronic and paper forms. The Manager shall arrange for the Company’s and each Subsidiary’s books and records of account to be reviewed as of the end of each fiscal quarter by the Company’s auditors (or other accounting firm selected by the Company).

                (f)             Annual Reports. Within two months after the end of each fiscal year, the Manager shall give the Company, in respect of each Subsidiary and, except for Section 1.1(f)(ii), in respect of the Company (on a consolidated basis):

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(i)	an income statements for that fiscal year;

(ii)	an analysis of the variances, if any, in each Subsidiary’s income statement from the annual budget in the Annual Budget where the variance (whether favorable or unfavorable) is at least 5% of the budgeted amount for that line item and the budgeted line item was an expenditure of at least $12,000;

(iii)	a statement of cash flows during that fiscal year;

(iv)	an analysis of the variances, if any, in the cash flow statement from the annual budget in the Annual Budget where the variance (whether favorable or unfavorable) is at least 5% of the budgeted amount for that line item and the budgeted line item was a payment of at least $12,000;

(v)	a trial balance showing assets and liabilities as of the end of that fiscal year;

(vi)	a balance sheet showing assets and liabilities as of the end of that fiscal year;

(vii)	an analysis of the variances, if any, in the balance sheet from the annual budget in the Annual Budget where the variance (whether favorable or unfavorable) is at least 5% of the budgeted amount for that line item and the budgeted line item was at least $100,000; and

(viii)	such other ordinary course financial reports as the Company requests.

The Manager shall prepare these statements and reports in accordance with GAAP and in a form approved by the Company in its reasonable discretion and shall deliver them to the President (and/or the President’s designees) in both electronic and paper forms. The Manager shall arrange for the Company’s and each Subsidiary’s books and records of account to be audited as of the end of each fiscal year by the Company’s auditors (or other accounting firm selected by the Company), such audits to be completed within two months of the end of the fiscal year. If requested by the Company, the Manager shall prepare an annual internal control report that complies with the requirements of section 404 of the Sarbanes-Oxley Act of 2002 (and the rules promulgated under it) as if the Company were an issuer to which such requirements applied (and the Manager may contract for Subcontract Services at the Company’s cost to prepare such report and to document and/or test internal controls as required to prepare such report). An officer of the Manager shall certify in writing for the audited income statements, cash flow statements and balance sheets that:

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(A)	he or she has reviewed these financial statements;

(B)	based on his or her knowledge, these financial statements do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such statements in the financial statements, in light of the circumstances under which such statements in the financial statements were made, not misleading with respect to the period covered by the financial statements; and

(C)	based on his or her knowledge, the financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Subsidiary or Company (on a consolidated basis) as of, and for, the periods presented in the financial statements.

                (g)           Reports to Members. If requested by the Company, the Manager shall send to each of the Company’s members (“Members”), either by mail or by any other means agreed between the Manager and the Company, any or all of the Company’s consolidated income statement, cash flow statement and balance sheet and a statement of the percentage of interests held by each Member as of the date of the financial statements. After consultation with, and with the concurrence of, the President, the Manager shall use commercially reasonable efforts to provide to a Member such other information as is reasonably requested by such Member for any purpose reasonably related to such Member’s interest as a member of the Company to the extent that any such efforts do not impose any undue cost or burden on the Company or the Manager, subject in each case to the Member’s obligations concerning the disclosure of confidential information under the Company LLC Agreement.

                (h)           Taxes Records, Tax Returns and Tax Payments. Subject to any reasonable instructions from the Company that are not inconsistent with applicable law or regulations, the Manager shall:

(i)	manage the Company’s tax records;

(ii)	prepare and execute the Company’s tax returns on the Company’s behalf;

(iii)	ensure that the taxes due from the Company are paid on time from the Company’s bank accounts;

(iv)	as soon as reasonably practicable after the end of each fiscal year, send to each person that was a Member at any time during such fiscal year U.S. Internal Revenue Service Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.,” or any successor schedule or form, for such Member; and
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(v)	coordinate with any other person providing tax services to the Company.

The Company shall promptly give the Manager copies of any tax statements sent directly to the Company with regard to the Company’s taxes that the Manager would require to perform its duties under this Section 1.1(h).

                (i)             Tax Allocations and other Tax Matters. Subject to any reasonable instructions from the Company Board not inconsistent with applicable law or regulations, the Manager shall:

(i)	except as otherwise provided in the Company LLC Agreement, allocate the income, gains, losses, credits and deductions recognized by the Company among the Members for U.S. federal, state and local income tax purposes, to the extent permitted under the U.S. Internal Revenue Code (“Code”) and the Treasury Regulations, in proportion to Members’ respective interests in the Company;

(ii)	notwithstanding Section 1.1(i)(i), on a best efforts basis adjust such allocations as may be necessary to maintain substantial economic effect, or to ensure that such allocations are in accordance with the Members’ interests in the Company, in each case within the meaning of the Code and the Treasury Regulations;

(iii)	allocate tax credits in good faith; and

(iv)	determine in good faith all matters concerning allocations for U.S. federal, state and local and non-U.S. income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement.

The Manager shall not cause the Company to elect to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations section 301.7701-3(a) or under any corresponding provision of state or local law.

                (j)             Cash Management. The Manager will collect and hold cash generated from the Tree Farms in a bank account or accounts opened in the Company’s or the applicable Subsidiary’s name. The Manager shall pay the Company’s and each Subsidiary’s accounts payable and all property related expenses out of such accounts. The Manager shall deliver copies of the Company’s and Subsidiaries’ bank statements to the President, together with a reconciliation prepared by the Manager, within 10 Business Days after the Manager receives those statements.

                (k)            Administering Distributions. At the Company’s request, the Manager shall assist the Company in making distributions of the Company’s cash or other assets to the Members (including facilitating the transfer of the Company’s cash or other assets to Members or to other Company bank accounts, and sending notices or information to Members).

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                (l)             Insurance and Bonding. The Manager shall maintain in full force and effect, at the Manager’s cost, at least the following minimum levels of insurance and fidelity bonds with financially stable insurance carriers rated by A.M. Best “A-VI” or higher:

(i)	Minimum limits of $1,000,000 per occurrence, $2,000,000 aggregate for ongoing operations, Washington Stop Gap (employer’s liability), and loggers broad form property damage. Insurance coverage will be written on an insurance industry standard Commercial General Liability Insurance Policy (ISO CG 00 01 or equivalent).

(ii)	Minimum automobile liability coverage of $1,000,000 each accident, and coverage will use Symbol 1 (Any Auto), or a combination of Symbols 2, 8, and 9 (Owned, Non-Owned, and Hired Autos). Insurance coverage will be written on an industry standard Business Auto Coverage policy (BA 00 01 or equivalent).

(iii)	Workers’ Compensation Liability coverages required by law and Employer’s Liability Insurance in the amount of $1,000,000. If commercially available, these policies shall contain a provision under which the insurer waives any right of subrogation as against the Company and the Subsidiaries, and its employees, agents or other representatives, to the fullest extent allowed by law.

(iv)	Umbrella or Excess Liability Insurance which will provide additional limits of coverage over the Commercial General Liability, Employer’s Liability, and Business Auto Coverage in an amount of no less than $4,000,000.

(v)	Fidelity bond, covering the Manager and the Manager’s employees and agents who handle or who are responsible for handling the Company’s and the Subsidiaries’ monies, reasonably acceptable to the Company, in the amount of $500,000.

(vi)	Professional Liability Coverage with a limit not less than $1,000,000.

                The Manager shall cause the Company and its Subsidiaries to be added as additional insureds to the above insurance policies (except the Professional Liability Coverage) per endorsement CG 2010 3/97 or equivalent. Before the Manager commences any activities under this Agreement, it shall give the Company certificates of insurance (including the additional insured endorsement), in a form acceptable to the Company, evidencing the above insurance policies.

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                The above insurance policies will be primary to any insurance of the Company and its Subsidiaries. At the Company’s request, the Manager will place any insurance of the Company and any of its Subsidiaries, at the cost of the Company or Subsidiary, and give the Company certificates of insurance in a form acceptable to the Company, evidencing such insurance policies.

                The Manager shall require and make reasonable efforts to verify that each contractor and subcontractor the Manager hires to perform any work relating to the Company or any Subsidiary acquire and maintain in full force and effect, at the contractor’s or subcontractor’s cost, at least the following minimum levels of insurance with financially stable insurance carriers reasonably satisfactory to the Company (except that the Manager may waive such insurance requirements, in whole or in part, in emergency situations for the period of the emergency, and shall promptly notify the Company of any such waivers):

(A)	Commercial general liability insurance insuring the contractor or subcontractor, as the case may be, and the Company and the Subsidiaries against liability for bodily injury or property damage claimed to have resulted from or be in any way connected with the contractor’s or subcontractor’s operations in connection with this Agreement, in the amount of $1,000,000 for each occurrence and $2,000,000 general aggregate.

(B)	Automobile liability insurance, including coverage for scheduled autos, hired autos and non-owned autos, insuring the contractor or subcontractor, as the case may be, and the Company and the Subsidiaries against any liability for bodily injury or property damage claimed to have resulted from or be in any way connected with the contractor’s or subcontractor’s operations in connection with this Agreement, in the amount of $1,000,000 for bodily injury per accident and $1,000,000 for property damage.

(C)	Workers’ Compensation Liability coverages required by law and Employer’s Liability Insurance in the amount of $1,000,000. These policies shall contain a provision under which the insurer waives any right of subrogation as against the Company and the Subsidiaries, and its employees, agents or other representatives, to the fullest extent allowed by law.
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                The insurance coverages and bonds required under this Section 1.1(l) shall contain a provision that they are not subject to change or cancellation without at least 30 days’ prior written notice by the insurer to the Company. The Manager shall give the Company evidence satisfactory to the Company that the Manager, contractor or subcontractor, as the case may be, is maintaining such insurance coverages and bonds. These insurance coverages and bonds are minimum requirements and do not limit the Manager’s liability under this Agreement.

                (m)           Lease and Contractual Obligations. The Company shall timely give the Manager pertinent information regarding lease and contractual agreements on each Tree Farm or otherwise relating to the Company or the Subsidiaries. The Manager shall ensure that lease or other contractual payments required to be made on the Company’s or a Subsidiary’s behalf (including any payments required under contracts or other commitments entered into by the Manager on the Company’s or a Subsidiary’s behalf in accordance with Section 1.7 and including rent payments for offices leased by the Company or any Subsidiary) are made on time out of the funds in the Company’s or applicable Subsidiary’s bank accounts. The Manager shall give the Company proposed credit guidelines for vendors to the Company and the Subsidiaries and shall administer these guidelines following Company approval.

                (n)            Licenses. The Manager shall obtain and maintain for the Company (at the Company’s cost) and the Subsidiaries any licenses, permits or other governmental authorities (“Licenses”) that the Company or any Subsidiary needs in connection with its business or operating activities.

                (o)            Assets. The Manager shall have possession and control of the Company’s and the Subsidiaries’ owned or leased assets. Furthermore:

(i)	Subject to any instructions from the Company, the Manager shall arrange for and shall oversee the proposed upgrade to the Tree Farms inventory scheduled for 2004-2005 (Stand Classification Cruise – High Plot Intensity as described in the Manager’s “NewCo Inventory Proposal” dated August 25, 2004). Following the completion of the 2004-2005 Stand Classification Cruise, the Manager shall oversee annual reinventory cruising. For 2006 and subsequent years, the Manager and the President will jointly determine the recommended annual cruising target for each Tree Farm and will use the results of the 2004-2005 re-cruise to establish the annual re-inventory acreage parameters.

(ii)	The Manager shall give the Company, by July 31 of each year and January 31 of the following year, semi-annual cutout reports of timber harvested from each Tree Farm harvest unit compared to the inventory estimates of the volume on each Tree Farm harvest unit.
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(iii)	The Manager shall fully support any third party appraisers conducting initial or updated annual appraisals for each Tree Farm. The Manager shall supply the appraiser with merchantable inventory information for each Tree Farm by age, species group, and product class, premerchantable acreage by age class, and number and types of acreage comprising each Tree Farm. When requested by the Company, the Manager shall give the Company feedback and critiques of the third-party appraisals.

                (p)            Capital Expenditure. The Manager shall disburse funds from the Company’s or applicable Subsidiary’s bank account for capital expenditures for silviculture and roads in accordance with the capital expenditure policies and procedures approved by the Company and the amounts for capital expenditure approved in the Annual Budget (subject to any variances permitted under Section 1.1(b))

                (q)            Establishing Offices. At the Company’s cost, the Manager shall establish and maintain offices or other support facilities required for the efficient management of each Tree Farm.

                (r)             Harvest Plan. At least two months before the start of each fiscal year (or, in the case of the 2005 fiscal year, within 30 days after the Effective Date), the Manager shall submit to the Company, for its approval, the recommended monthly harvest plan for each Tree Farm for that fiscal year and, once approved by the Company, cause timber to be harvested from each Tree Farm in accordance with the plan. On or before the end of the first month in the following fiscal year, the Manager shall give the Company a monthly analysis of harvest results versus the harvest plan for the fiscal year just completed. The Manager may recommend, for the Company’s approval, changes to the harvest plan if market conditions or other operating conditions change.

                (s)            Road Construction and Maintenance. The Manager shall be responsible for oversight of road construction and maintenance reasonably required in connection with the Tree Farms (including activities required under Washington State’s Road Maintenance and Abandonment Planning rules).

                (t)             Silvicultural Activities. The Manager shall be responsible for oversight of ongoing silvicultural operations and, at the Company’s request, shall identify backlogs and recommend corrective actions for any backlogs.

                (u)            GIS Data Development and Maintenance. The Manager shall develop and maintain GIS data for the Tree Farms.

                (v)            Security and Surveillance. The Manager shall exercise reasonable efforts to maintain the security of the Tree Farms, including conducting regular surveillance of the Tree Farms to detect weather damage, fire damage, insect infestation and disease, timber trespass or any other detrimental occurrences.

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(w) Timber or Log Marketing. Subject to any instructions from the President, the Manager shall:

(i)	oversee any mill supply agreements;

(ii)	determine the volume of the logs to be sold and manner of sale;

(iii)	advertise sales;

(iv)	process and handle bids;

(v)	ensure contract compliance;

(vi)	collect scale tickets;

(vii)	provide timber sale layout services; and

(viii)	establish and implement a log quality control program.

                (x)            Non-Timber Asset Management. The Manager shall, in a manner customary for timberlands management practices for the relevant locations, manage and conduct the sale of the minerals, oil, rock, other forest products and gravel from the Tree Farms including:

(i)	obtaining valuation opinions from appropriate consultants;

(ii)	advertising, processing and handling bids;

(iii)	controlling contract compliance, inspection of mining and gravel removal;

(iv)	collecting any relevant scale tickets; and

(v)	accounting for contracted sales.

                (y)            Public Access/Use Management. In accordance with the Company’s policies on public access or use that are notified to the Manager, the Manager shall administer any hunting, grazing, camping and other leases or licenses generating income for the Company or any Subsidiary or which affect the Tree Farms.

                (z)            Leases, Rights-of-Way and Easements. The Manager shall administer leases, rights-of-way and easements authorized or approved by the Company.

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                (aa)          Property Records. The Manager shall maintain, on the Company’s and each Subsidiary’s behalf, accurate records on each Tree Farm’s property, operation and management sufficient to satisfy ordinary and necessary tax and accounting reporting requirements. The Company and its agents may have access on demand at any reasonable time to these records as well as to the Manager’s other books and records relating to the Tree Farms’ management and operations. On termination of this Agreement with respect to any Tree Farm, the records kept by the Manager pertaining to that Tree Farm shall become the Company’s property and the Manager shall promptly give them to the Company. However, the Manager may make and retain copies of these records at the Company’s cost to the extent and for so long as is required in connection with performing the Manager’s wind-down services under Section 4.4, defending against any claim relating to the Manager’s management of the Tree Farms or otherwise required by law. If, after the termination of this Agreement, a claim arises relating to the Manager’s management of the Tree Farms, the Company shall grant access to, and allow the Manager to copy, the records that the Manager requires to defend the claim.

                (bb)         Stewardship Projects. The Manager shall manage and implement stewardship projects as provided for in the Annual Budgets, or as otherwise agreed.

                (cc)          Contractor Oversight. The Manager shall contract for and monitor the provision of Subcontract Services (as defined below), including:

(i)	soliciting, receiving and awarding bids for Subcontract Services;

(ii)	entering into contracts for Subcontract Services on behalf of the Company, in the Company’s name and at the Company’s cost, in a form acceptable to the Company, in conformity with budgetary allocations and limits and in compliance with the requirements for subcontracting in this Agreement (or with the Company’s prior written approval if outside the agreed upon form, budget or requirements); and

(iii)	appropriately monitoring the Subcontract Services for contractor compliance with the contract.

                The Company shall pay for the Subcontract Services to the extent approved in the Annual Budget or otherwise approved in writing by the Company. If the Manager considers that it is more feasible or economical for the Manager’s employees or affiliates to perform any of the Subcontract Services, with the Company’s prior written approval from the President, the Manager shall perform those Subcontract Services and the Company shall pay the Manager for those services at the rate specified in the Company’s written approval.

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The “Subcontract Services” are:

(A)	site preparation and planting;

(B)	road, bridge, gate and culvert construction and maintenance;

(C)	firebreak construction and maintenance;

(D)	property boundary line maintenance and surveys;

(E)	vegetation management;

(F)	prescribed burning;

(G)	hardwood control;

(H)	insect and disease control;

(I)	aerial surveillance, photography or mapping;

(J)	slash burning and fire suppression;

(K)	contract logging and trucking;

(L)	fertilization;

(M)	stocking control;

(N)	animal control;

(O)	surveying for threatened and endangered species;

(P)	archaeological or other special surveys;

(Q)	timber marking;

(R)	stream surveys;

(S)	habitat assessment preparation;

(T)	annual re-inventory beginning in 2006; and

(U)	all other subcontract work incurred with the Company’s prior written approval.
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                (dd)         Public and Government Relations. The Manager shall assist the Company in preparing and publishing press release in connection with the Company’s and Subsidiaries’ formation and plan for assets or property sales, and in managing the Company’s and Subsidiaries’ relationships with state timber regulatory authorities.

                (ee)          Legal Affairs. If and to the extent directed by the President, the Manager shall cooperate with outside legal counsel, to be selected by the Company, with respect to claims and litigation in respect of events that occur after the Effective Date relating to the Tree Farms. In general, litigation support for claims and litigation in respect of events that occur before the Effective Date relating to the Tree Farms is not within the scope of the Manager’s Services, although the Manager will provide de minimis levels of support at the Company’s request.

                (ff)            Human Resources. The Manager shall provide personnel in sufficient number with appropriate levels of skill and experience to undertake the Services. Such personnel shall be the Manager’s employees (as opposed to the Company’s or any Subsidiary’s employees) and, subject to Section 2.3, the Manager will be responsible for any compensation, benefits and related withholding or employment taxes to which such personnel may be entitled or relating to such employees.

                (gg)          Membership Log. Unless instructed otherwise by the President, the Manager shall maintain the Company’s membership log, which shall show each Member and, for each Member, the interest it holds in the Company and its address. If requested by a Member, the Manager shall make the Membership Log available for review by that Member.

(hh)	Information Technology. The Manager shall:

(i)	establish network infrastructure for centralized reporting;

(ii)	facilitate workstation and application support with any third-party support for Company computers at the Company’s cost; and

(iii)	evaluate and update telecommunications links as appropriate.

The Manager shall ensure that the information and data for each Tree Farm is logically and physically separated from, and not intermingled with, information and data for other Tree Farms or any other aspect of the Company’s, a Subsidiary’s or the Manager’s businesses. The information and data for the Tree Farms, the Company and the Subsidiaries belongs to the Company or the applicable Subsidiary. On termination of this Agreement, the Manager shall give this information and data to the Company in a format that the Company can readily use. However, the Manager may make and retain copies of this information and data at the Company’s cost to the extent and for so long as is required in connection with performing the Manager’s wind-down services under Section 4.4, defending against any claim relating to the Manager’s management of the Tree Farms or otherwise required by law. If, after the termination of this Agreement, a claim arises relating to the Manager’s management of the Tree Farms, the Company shall grant access to, and allow the Manager to copy, the records that the Manager requires to defend the claim.

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                (ii)            Property Dispositions. To the extent requested by the Company, the Manager shall assist, cooperate and consult with the Company and its appointed brokers or agents, and shall provide the following disposition services, in respect of each proposed property disposition for each Tree Farm (and not including any brokerage or marketing activities):

(i)	assess the feasibility of selling all or part of any Tree Farm and determine whether the Company needs to reserve any interests in any land so sold, and assist in reserving such interests;

(ii)	assess alternative uses for the land;

(iii)	subject to the Company’s prior written approval and to obtaining appropriate confidentiality undertakings, respond to and process due diligence and other information requests from potential buyers;

(iv)	prepare and provide schedules for purchase and sale agreements; and

(v)	prepare and provide schedules for closing adjustments for revenues and expenses in connection with property sales (including reconciliations of estimated revenues and expenses versus actual expenses and revenues).

To facilitate the dispositions, unless agreed otherwise with the buyer, the Manager shall not take any action that could prevent or hinder a buyer of all or part of any Tree Farms employing or entering into other service arrangements with any forester employed by the Manager who provided services in respect of such Tree Farms before the disposition (except for (x) foresters employed by the Manager before the Effective Date and (y) any additional persons employed as Tree Farm Managers for the Manager at the time of disposition). Without limiting the generality of the foregoing, and unless agreed otherwise with the buyer, the Manager shall take reasonable steps to encourage such foresters to accept a buyer’s offer of employment or other provision of services and shall not solicit any forester who accepts such an offer.

                (jj)            Others.  The Manager shall provide any other services mutually agreed by the parties.

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                1.2           Excluded Services. Unless the parties otherwise agree in writing, the Services do not include managing any extraordinary transactions not contemplated by this Agreement (such as a large-scale land exchange).

                1.3           Use of Certain Company Assets. The Manager may use the Company’s and Subsidiaries’ personal property and equipment (including vehicles) at no charge to the Manager. The Company, or applicable Subsidiary, will bear the depreciation, leasing and replacement costs of these assets. Nothing in this Section 1.3 obligates the Company or any Subsidiary to provide any particular assets, or assets of a particular nature or standard. The Company makes no warranties about these assets, and disclaims any implied warranties about these assets whether relating to quality, merchantability, fitness for a particular purpose or any other matter. The Company and the Subsidiaries shall not be liable for any liabilities arising out of the Manager’s use of these assets (including liability for personal injury).

                1.4           Standard of Performance. Acting through its qualified employees and agents, the Manager shall perform its duties under this Agreement, including generally managing, overseeing and supervising each Tree Farm (including the forestry operations on or incidental to it) and providing or contracting for the labor, materials, equipment, supplies and services needed to operate and maintain each Tree Farm. In performing its duties under this Agreement, the Manager shall:

(i)	discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a similar capacity and familiar with such matters would use in managing an enterprise of a similar character and with similar aims, using generally accepted and proper land management and forestry practices and procedures acceptable to the Company; and

(ii)	act in accordance with federal, state, local and other governmental laws, rules, regulations and other requirements applying to forestry and management operations;

(iii)	act in accordance with the Company LLC Agreement; and

(iv)	act in good faith and with due care in selecting and employing reputable and qualified contractors and subcontractors.

1.5	Governmental Compliance.

                (a)            The Manager represents and warrants to the Company that the Manager has obtained the Licenses it needs to perform its duties under this Agreement. The Manager shall maintain these Licenses, and obtain and maintain any further Licenses it needs to perform its duties under this Agreement.

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                (b)            The Manager shall take, or timely recommend, such action needed to comply with the federal, state, local and other governmental laws, rules, regulations and other requirements applying to the management and forestry operations conducted under this Agreement. Whenever a report, application, notice or other document (except for harvest permits and notices, and other normal course forestry operating permits) is required to be filed or reported with any governmental agency in connection with the Tree Farms or any forestry operations being conducted under this Agreement, the Manager shall immediately notify the Company of this, and the Manager will prepare initial drafts of any report, application, notice or other document for filing or reporting.

                (c)            The Manager shall exercise reasonable efforts to ensure that the contractors or subcontractors performing services on or relating to the Tree Farms comply with the federal, state, local and other governmental laws, rules, regulations and other requirements relating to them or the Tree Farms.

                (d)            On request, the Manager shall give the Company evidence satisfactory to the Company of the Manager’s compliance with this Section 1.5.

                1.6           Reporting. The Manager shall, in the normal course, report to the President. Where this Agreement requires the Manager to notify the Company, such notification requirement shall be deemed satisfied by the Manager notifying the President. If requested by the President or by the Company Board in respect of any matter or under any circumstances, the Manager shall report directly to the Company Board.

                1.7           Independent Contractor Status. The Manager is an independent contractor under this Agreement. Nothing in this Agreement creates a joint venture, partnership or employment arrangement. The Manager may, in consultation with, and with the concurrence of, the President, enter into contracts or other commitments in the name of, or on behalf of, the Company or any Subsidiary necessary or appropriate to perform the Services for terms no longer than one year and total consideration payable by the Company and the Subsidiaries over the term of the contract or commitment not exceeding $200,000. The Manager may enter into other contracts or other commitments in the name of, or on behalf of, the Company or any Subsidiary with the prior authorization of the Company Board.

2.	Compensation

2.1 Management Fee. As compensation for the Services the Company shall pay the Manager the fee for each Tree Farm specified in Exhibit B (“Management Fee”) each calendar month.
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                2.2           Credit for Interim Agreement. 50% of the fees paid to the Manager under the Interim Agreement (but not expenses reimbursed under the Interim Agreement) will be credited against payment of the Management Fee, divided evenly over the first six complete calendar months of the term of this Agreement.

                2.3           Reimbursement of Costs. In addition to the Management Fee, the Company shall reimburse the Manager for its actual out-of-pocket costs relating to the field operations (“Reimbursable Costs”), including:

(i)	salaries, wages, future severance and benefits, and related withholding and employment taxes, for field forestry, inventory/GIS, and administrative personnel (excluding the Manager’s area managers) based at the field offices;

(ii)	fees for temporary laborers and staff or other contract laborers performing field operations;

(iii)	operating costs for the Company’s vehicles used in field operations (excluding insurance premiums);

(iv)	field office rent, equipment, utilities, phone and communication expenses, and other administrative costs specific to field operations;

(v)	Whidbey Island seed orchard management costs that the Manager pays to third parties; and

(vi)	as approved by the Company.

The Manager shall, to the extent consistent with performing its duties under this Agreement, use its reasonable best efforts to minimize the Reimbursable Costs and shall submit to the Company Board annual projections of Reimbursable Costs as part of the Annual Budgets under Section 1.1(a). The Manager shall also submit to the President, for the President’s prior approval, proposals to hire any person for which the Manager will seek reimbursement under this Section 2.3. The Company shall not be liable to reimburse the Manager under this Section 2.3 for any such persons in respect of which the President has not granted approval.

                2.4           Payment.

                (a)            Each calendar month, the Manager shall give the Company (i) an invoice stating in reasonable detail the amount payable for Services for the preceding calendar month and (ii) any other information that the Company reasonably requests. The Company shall pay the invoiced amount by wire transfer of immediately available funds to the bank account specified in the invoice within 10 Business Days after receiving the invoice and any such additional information.

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                (b)            Before the start of each calendar month, the Manager shall give the Company a statement of estimated Reimbursable Costs for that month. During that calendar month, the Manager may pay these Reimbursable Costs from the Company’s or applicable Subsidiary’s bank account. Within 10 Business Days after the end of the calendar month, the Manager shall give the Company an analysis of the variances, if any, between estimated and actual Reimbursable Costs. On the Company’s request, the Manager shall give the Company reasonable evidence of any Reimbursable Costs and any other information that the Company reasonably requests.

                (c)            If the Company considers at any time that a payment made from the Company’s or applicable Subsidiary’s bank account under Section 2.4(b) is not a Reimbursable Cost, the Company shall promptly notify the Manager of its determination and the parties shall seek to resolve the issue. At the Company’s request, the Manager shall not make any further payments from the Company’s or applicable Subsidiary’s bank account under Section 2.4(b) for such types of costs until the issue is resolved. If the parties do not resolve the issue within 10 Business Days of the Company’s notification to the Manager, either party may refer the issue to arbitration in accordance with Section 7.5. To the extent the expense reimbursement is disallowed by the arbitrator, the Manager shall promptly repay such amount to the Company (together with interest at the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks) or, if such repayment is not made promptly, the Company may offset such amount from any amount payable to the Manager. If expense reimbursements of that type are allowed by the arbitrator and the Company had requested the Manager not to make further payments for such types of costs, the Manager may pay these withheld Reimburseable Costs from the Company’s bank account (together with interest at the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks).

                (d)            If the Effective Date is not the first day of a calendar month, (i) the Manager shall, in addition to the invoices, statements of estimated Reimbursable Costs, analyses of variances and related information for each calendar month, also give the Company such items in respect of the first partial calendar month during which this Agreement is effective and the last partial calendar month during which this Agreement is effective and (ii) the Management Fees for such partial calendar months, and for the calendar months during which the Management Fee changes, shall be pro rated based on the number of days in the applicable period divided by the number of days in the applicable calendar month.

                (e)            The Company may withhold from any payments taxes required to be withheld by law, governmental regulation or ruling.

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3.	Term

The term of this Agreement commences on the Effective Date and continues through the second anniversary of the Effective Date (unless earlier terminated under Section 4). The Agreement automatically renews for additional one year terms on each subsequent anniversary unless either party gives notice to the other party not less than 30 days before such date that it intends to terminate this Agreement.

4.	Termination

4.1	Termination Generally. This Agreement may be terminated by:

(i)	the mutual agreement of the parties;

(ii)	either party, if the other party commits a material breach under it, and (if capable of cure) does not cure this breach within 30 Business Days of receiving notice of the breach from the terminating party;

(iii)	the Company, if the Manager is otherwise not able to provide the Services for more than 30 calendar days;

(iv)	the Company, if the Manager sells all or substantially all of its assets, merges or consolidates with an unaffiliated third party in such a manner that the Manager is not the survivor of the merger or consolidation, or otherwise ceases to exist, or there is a change of control of the Manager; or

(v)	the Manager by notice to the Company and CPLP, or by the Company or CPLP by notice to the Manager, at any time on or after June 1, 2005 if this Agreement has not at the time of notice become effective as a result of the Plan not becoming effective before that date.

4.2 Automatic Termination of the Entire Agreement. This Agreement automatically terminates if:

(i)	there are no Tree Farms with respect to which the Manager is providing Services; or

(ii)	either party is adjudicated as insolvent or to be liquidated, files or consents to the filing against it of a petition for relief or reorganization in bankruptcy (or under any similar law), consents to the appointment of a receiver, trustee or similar officer with respect to it or with respect to a substantial part of its property, or fails to dismiss within 30 days any petition or order seeking to effect any of the foregoing.
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                4.3           Automatic Termination of the Agreement with respect to a Tree Farm. This Agreement automatically terminates with respect to a given Tree Farm (or any part of a Tree Farm) if and when that Tree Farm (or part of the Tree Farm) is sold or disposed of, and no longer owned by the Company or its affiliates.

                4.4           Wind-Down Services. At the Company’s request, for up to 60 days following the termination of this Agreement, the Manager shall provide the following services for a fee of $50,000 per month (to be pro rated for any parts of a month):

(i)	preparing any monthly, quarterly and annual reports referred to in Sections 1.1(d), 1.1(e) and 1.1(f) covering any period that begins before the termination of this Agreement, and sending such reports to Members in the manner provided in Section 1.1(g); and

(ii)	providing the services related to taxes referred to in Sections 1.1(h) and 1.1(i) for any period that begins before the termination of this Agreement.

By mutual agreement, the parties may extend the wind-down period as required for the efficient and complete wind-down of the Company’s affairs. Section 1.4 (Standard of Performance), Section 1.6 (Reporting) and Section 1.7 (Independent Contractor Status) shall continue to apply during this wind-down period.

                4.5           Survival of Obligations. On termination of this Agreement, the Manager shall promptly deliver to the Company all assets of the Company and its affiliates in the Manager’s possession or control, and take any steps reasonably required by the Company to assign or effect the transfer to the Company of any such assets (including balances in bank accounts, and contractual rights). Termination under Section 4.1, 4.2 or 4.3 does not affect the parties’ rights and obligations incurred before the date of termination, and this Section 4.5, Section 5, Section 6 and Section 7 remain in effect despite the termination.

5.	Confidentiality

Except as otherwise provided in this Agreement, the Manager shall, and shall cause its affiliates, and the Manager’s and its affiliates’ respective officers, employees, accountants, counsel, consultants, agents and other representatives to whom the Manager or any other such person discloses such information (collectively, “Representatives”), to, keep confidential all information (including customer lists, trade secrets, pricing lists, property records, membership log, inventory data and appraisals) they have relating to the Company and its affiliates, and the Manager shall not, and shall cause its affiliates and the Representatives not to, use that information or disclose it to any person except as needed to perform the Services, except for information:
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(i)	which is, or becomes, publicly available, other than through a breach of this Section 5 by the Manager, any of its affiliates or a Representative;

(ii)	received from a third party not bound by any confidentiality agreement with, or other confidentiality obligation owed to, the Company or any of its affiliates;

(iii)	required by applicable law to be disclosed by that party (after promptly notifying the Company and, to the extent practicable, giving the Company a reasonable opportunity to prevent public disclosure); or

(iv)	necessary to establish such party’s rights under this Agreement (after promptly notifying the Company and, to the extent practicable, giving the Company a reasonable opportunity to prevent public disclosure).

6.	Liability of Manager; Indemnity Against Third Party Claims

                6.1           Limitation of Manager’s Liability; Indemnity by the Manager. Notwithstanding Section 1.4, the Manager shall not be liable to the Company or its affiliates, or the Company’s and such affiliates’ directors, officers, employees, agents and other representatives, (collectively, the “Company Indemnitees”) except for gross negligence, willful misconduct or fraud by the Manager (or any person acting on its behalf) in providing the Services under this Agreement. If it is ultimately determined by a final and unappeallable decision of a court or arbitrator that the Manager (or any person acting on its behalf) has committed such gross negligence, willful misconduct or fraud,the Manager shall indemnify, defend and hold harmless the Company Indemnitees against all claims, liabilities, damages, losses or expenses (including reasonable attorneys’ fees and other litigation expenses) (collectively, “Company Claims”), whether actual or alleged by a third party, that arise as a result of such gross negligence, willful misconduct or fraud (except to the extent the Company Claims were caused by the gross negligence, willful misconduct or fraud of the Company or any person acting on its behalf (except the Manager or any person acting on its behalf)) and shall promptly and timely pay all the expenses incurred by the Company Indemnitees in any proceedings for the Company Claims.

                6.2           Indemnity by Company. The Company shall indemnify, defend and hold harmless the Manager and its affiliates, and the Manager’s and such affiliates’ directors, officers, employees, agents and other representatives (collectively, the “Manager Indemnitees”), against all claims, liabilities, damages, losses or expenses (including reasonable attorneys’ fees and other litigation expenses) (collectively, “Manager Claims”), whether actual or alleged by a third party, that arise as a result of the Manager’s performance of its duties in providing the Services (except to the extent the Manager Claims were caused by the gross negligence, willful misconduct or fraud of the Manager (or any person acting on its behalf)) and shall promptly and timely pay all the expenses incurred by the Manager Indemnitees in any proceedings for the Manager Claims as incurred and in advance of the final disposition of such proceedings, even if it is alleged that the Manager (or any person acting on its behalf) has acted in a manner constituting gross negligence, willful misconduct, or fraud. To the extent that it is ultimately determined by a final and unappeallable decision of a court or arbitrator that the Manager (or any person acting on its behalf) has acted in a manner constituting gross negligence, willful misconduct, or fraud, the Manager shall be required to reimburse the Company for amounts advanced by the Company under this Section 6.2.

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7.	Miscellaneous.

                7.1           Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to its subject matter. This Agreement supersedes all promises, representations, understandings, arrangements and prior agreements relating to this subject matter (including the Interim Agreement).

                7.2           Binding Effect. This Agreement binds, and inures to the benefit of, the parties and their respective successors and permitted assigns. This Agreement does not confer rights or remedies on any person other than the parties and their respective successors and permitted assigns except as provided in Section 6.

                7.3           Assignment. Except as provided in this Agreement neither party may assign any of its rights or obligations under this Agreement without the other party’s written consent, except that the Company may assign its rights and obligations under this Agreement on the transfer of all or substantially all of its business or assets.

                7.4           Governing Law. This Agreement is governed in all respects (including as to validity, interpretation and effect) by the internal laws of the State of New York without giving effect to its conflict of laws rules to the extent that they would require or permit the application of another jurisdiction’s law.

                7.5           Arbitration. The parties agree to submit any dispute, controversy or claim arising out of or relating to this Agreement, or its breach, interpretation, termination or validity, to binding arbitration in San Francisco in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction. The prevailing party shall be entitled to recover all fees and expenses (including reasonable attorneys’ fees) incurred in connection with such proceedings (including the enforcement of any award rendered).

                7.6           Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged except in writing (and any modifications, waivers or discharges affecting the Company’s rights or obligations are only effective if approved by the Company Board or a person authorized by the Company Board). No waiver by a party of a breach by the other party of, or compliance with, any provision of this Agreement shall constitute a waiver of that provision at any other time, or of other provisions.

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                7.7           Severability. If any provisions of this Agreement are invalid, illegal or unenforceable in any circumstances or jurisdiction, this shall not affect the validity, legality and enforceability of such provisions in any other circumstances or jurisdictions or the other provisions in this Agreement.

                7.8           Notices. Notices or other communications required or permitted to be delivered under this Agreement shall be in writing and delivered:

(i)	personally, and shall be deemed to have been received on the date of delivery if received during normal business hours or else on the next Business Day;

(ii)	by nationally recognized overnight courier service, and shall be deemed to have been received on the second Business Day after delivery to the courier service;

(iii)	by certified or registered mail (first-class postage prepaid and return receipt requested) and shall be deemed to have been received on the fifth Business Day after mailing; or

(iv)	by facsimile transmission and shall be deemed to have been received on the day of transmission if received during normal business hours or else on the next Business Day, and addressed as follows (or to such other address as the party entitled to notice designates in accordance with this Section 7.8): if to the Company:

Cascade Timberlands LLC
c/o Olympic Resource Management LLC
19245 Tenth Avenue NE
Poulsbo, WA 98370
Fax: (360) 697-1476
Attention: Tom Ringo

with copies to each of the Company’s directors at his or her address notified by the director or the Company to the Manager in writing from time to time
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if to the Manager:

Olympic Resource Management LLC
19245 Tenth Avenue NE
Poulsbo, WA 98370
Fax: (360) 697-1476
Attention: Tom Ringo

with copy to:

Davis Wright Tremaine LLP
2600 Century Square
1501 Fourth Avenue
Seattle, WA 98101-1688
Fax: (206) 628-7699
Attention: Greg F. Adams, Esq.

                7.9           Counterparts. This Agreement may be executed in counterparts, both of which together shall constitute one and the same instrument.

                7.10        Interpretation. The section and other headings in this Agreement are for convenience only and do not affect the meaning of this Agreement. The word “including” is deemed to be followed by “without limitation.” A “Business Day” means any day (other than a Saturday or Sunday) on which banks in Washington and Oregon are open for business. An “affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person (where “control” means the power to direct the management and policies of such specified person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise and “controlling” and “controlled” have corresponding meanings).

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The parties have executed this Agreement as of the date first written above.

Cascade Timberlands LLC

By:_________________________________
Name:
Title:

Olympic Resource Management LLC

By: ________________________________
Name:
Title:
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